Exhibit 8.2

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617.832.1000 main 617.832.7000 fax

January 10, 2022

GreenLight Biosciences, Inc.

200 Boston Avenue, Suite 3100

Medford, MA 02155

Re:	Merger pursuant to the Business Combination Agreement, dated August 9, 2021, by and among Environmental Impact Acquisition Corp., Honey Bee Merger Sub, Inc. and GreenLight Biosciences, Inc.

Ladies and Gentlemen:

We have acted as counsel to GreenLight Biosciences, Inc., a Delaware corporation (“GreenLight”), in connection with the filing by Environmental Impact Acquisition Corp., a Delaware corporation (“ENVI”), of its registration statement on Form S-4, No. 333-259375 (as amended, the “Registration Statement”), with the Securities and Exchange Commission. The Registration Statement includes ENVI’s proxy statement/prospectus relating to the Business Combination Agreement, dated August 9, 2021, by and among ENVI, Honey Bee Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GreenLight (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, Merger Sub will merge with and into GreenLight, with GreenLight as the surviving corporation (the “Merger”).

In our capacity as counsel to GreenLight in connection with the Business Combination Agreement, and for purposes of rendering the opinion described below, we have examined, and relied upon as to matters of fact, the Business Combination Agreement, the Registration Statement, statements made in representation letters that have been delivered to us by GreenLight and ENVI, and such other documents as we deemed necessary to render the opinion described below (collectively, the “Documents”). We have assumed that any information, descriptions, representations or assumptions as to matters of fact contained in the Documents are, and will continue to be, true, correct and complete, and any representation as to matters of fact made in any of the Documents “to the best of the knowledge and belief” (or similar qualification) of any person or party is, and will continue to be, true, correct and complete without such qualification. We have not attempted to verify independently such information, descriptions, representations or assumptions as to matters of fact.

ATTORNEYS AT LAW	BOSTON | NEW YORK | PARIS | WASHINGTON | FOLEYHOAG.COM

GREENLIGHT BIOSCIENCES, INC.

January 10, 2022

In our examination we have further assumed that: (i) the Merger will be consummated (a) in accordance with the terms of the Business Combination Agreement without any waiver, breach or amendment thereof and (b) in the manner described in the Registration Statement; (ii) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies); (iii) all signatures on the Documents are genuine; (iv) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; and (v) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which the opinion described below is based.

The opinion described below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We undertake no responsibility to advise you of any developments in the application or interpretation of the federal income tax laws of the United States after the date hereof.

Other than the opinion described below, we express no opinion as to the U.S. federal income tax consequences of the Merger. Further, we express no opinion as to the tax effect of the Merger on prior transactions, or as to any other U.S. federal or any state, local or foreign income or other tax consequences with respect to the Merger. Without limiting the generality of the foregoing, we do not express any opinion regarding the tax consequences of the Merger to holders of shares of GreenLight capital stock that are subject to special tax rules (such as those described in the second paragraph of the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”), nor do we express any opinion regarding the tax consequences of the Merger arising in connection with the ownership of options, warrants or other rights to acquire any shares of GreenLight capital stock.

On the basis of, and subject to, the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” and limited to the section titled “— Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GreenLight Capital Stock” represents our opinion as to the matters discussed therein, subject to the assumptions, exceptions, limitations and qualifications described in the Registration Statement. If any of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is untrue, incorrect or incomplete, our opinion might be materially different.

GREENLIGHT BIOSCIENCES, INC.

January 10, 2022

We are furnishing this opinion letter to you solely for the purpose of filing the opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of GreenLight Capital Stock”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We undertake no responsibility to update or supplement this letter.

Very truly yours, FOLEY HOAG LLP

By:	/s/ Nicola Lemay
A Partner